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                                                                     EXHIBIT 4.2


                            WINK COMMUNICATIONS, INC.

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              THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                  JUNE 18, 1997

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                            WINK COMMUNICATIONS, INC.

              THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT


        THIS AGREEMENT is made as of the 18th day of June 1997, among Wink Communications, Inc., a California corporation (the "Company"), NBC Multimedia, Inc. (together with its affiliates, "NBC") and each of the individuals and entities listed on Exhibit A hereto, as amended from time to time to include Series C Investors (as hereinafter defined) (referred to herein individually as "Investor" and collectively as "Investors").

                                    RECITALS

        WHEREAS, pursuant to the First Amended and Restated Registration Rights Agreement dated as of December 21, 1995 and the Second Amended and Restated Investor Rights Agreement dated as of April 17, 1997 (collectively, the "Prior Registration Rights Agreement") among the Company and certain of the Investors indicated on Exhibit A attached hereto ("Prior Investors"), the Company granted the Prior Investors certain rights regarding registration of the Company's securities under the Securities Act of 1933, as amended ("Registration Rights"); and

        WHEREAS, pursuant to the Series A and Series B Preferred Stock Purchase Agreements, as amended, and the Series C Preferred Stock Purchase Agreement dated as of April 17, 1997 (the "Prior Purchase Agreements"), among the Company and the Prior Investors, the Company granted the Prior Investors certain rights regarding financial information, records inspection and rights of first refusal (collectively with the Registration Rights referred to herein as "Rights"); and

        WHEREAS, the Prior Registration Rights Agreement and the Prior Purchase Agreements set forth all the Rights of the Prior Investors; and

        WHEREAS, the purchasers of Series C Preferred Stock (the "Series C Investors"), in connection with their proposal to purchase up to 2,500,000 shares of the Company's Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement dated as of April 17, 1997 and amended on June 18, 1997 (the "Series C Agreement"), desire to obtain such Rights granted pursuant to the Prior Registration Rights Agreement and the Prior Purchase Agreements; and

        WHEREAS, the Company and the Prior Investors, to induce the Series C Investors to purchase the Series C Preferred Stock, desire to grant the Series C Investors and other Investors the Rights granted pursuant to the Prior Registration Rights Agreement and the Prior Purchase Agreements.

        NOW, THEREFORE, in consideration of the above and of the mutual promises set forth herein, the parties hereto agree that, subject to the closing of the purchase of Series C Preferred Stock by the Series C Investors pursuant to the Series C Agreement: (i) all Rights set forth in the Prior Registration Rights Agreement and the Prior Purchase Agreements are terminated and of no further force and effect; (ii) the Company hereby grants to the Prior Investors and the Series C Investors the rights set forth below; and (iii) the Company and the Prior Investors, to induce the Series C Investors to invest in the


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Company, hereby accept and agree to the termination of all prior Rights and accept and agree to be bound by the terms of this Agreement.


                                    SECTION 1

                                   DEFINITIONS

        1.1 CERTAIN DEFINITIONS. Hereafter, in this Agreement the following terms shall have the following respective meanings:

               "Purchaser" shall mean each Prior Investor, each Series C Investor and NBC.

               "Purchasers" shall mean all Prior Investors, all Series C Investors and NBC, referred to collectively.

               "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "Preferred" shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

               "Conversion Stock" shall mean the Common Stock issued or issuable upon conversion of the Preferred.

               "Holder" shall mean any Purchaser holding Registrable Securities or the GECC Warrant and any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section
2.14 hereof, plus, for purposes of Section 2 (other than Sections 2.4, 2.6 and 2.7) and Section 5, the holder of the Lender Warrant.

               "Initiating Holders" shall mean any Purchasers or transferees of Purchasers under Section 2.14 hereof who in the aggregate are Holders of greater than 25% of the Registrable Securities.

               "Benchmark Warrants" shall mean the warrants to purchase an aggregate of 500,000 shares of Common Stock at a price of $6.00 per share issued to Benchmark Capital Partners, L.P. and Benchmark Founders Fund, L.P. on July 31, 1996.

               "Lender Warrant" shall mean the warrant to purchase 17,500 shares of Series B Preferred Stock at a price of $4.00 per share issued to Venture Lending and Leasing, Inc. on September 18, 1996.

               "GECC Warrant" shall mean the warrant or warrants to purchase an aggregate of up to 900,000 shares of Common Stock (subject to adjustments) at a price of $8.00 per share (subject to


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adjustments) issued or to be issued to General Electric Capital Corporation or its affiliates, including NBC.

               "WCI Warrants" shall mean the warrants to purchase an aggregate of up to 125,000 shares of Common Stock at a price of $0.80 per share issued or to be issued to WC Investors, LLC.

               "Registrable Securities" means (i) the Conversion Stock, (ii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock or other securities issued or issuable pursuant to the conversion of the Preferred upon any stock split, stock dividend, recapitalization, or similar event (a "Recapitalization"), or any Common Stock otherwise issued or issuable with respect to the Preferred, (iii) with respect to Section 2 herein (other than Sections 2.4, 2.6 and 2.7), the shares of Common Stock of the Company issued or issuable upon conversion of the Preferred Stock issued or issuable upon exercise of the Lender Warrant, and (iv) the Common Stock of the Company issued or issuable upon exercise of the Benchmark Warrants, the WCI Warrants or the GECC Warrant; provided, however, that shares of Common Stock or other securities shall be treated as Registrable Securities only if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, whether in a registered offering, Rule 144 transaction or otherwise, or (B) sold or are available for sale, in the written opinion of counsel to the Company, in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, such that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

               The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

               "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 2.4,
2.5 and 2.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of three exercises of a requested registration provided for in Section 2.4 hereof, in the event of all Company registrations pursuant to Section 2.5 hereof, and for all Company registrations on Form S-3 pursuant to Section 2.6 hereof.

               "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 2.2 hereof.

               "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.



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               "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for any Holder.


                                    SECTION 2

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
               COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

        2.1 RESTRICTIONS ON TRANSFERABILITY. The Preferred and the Conversion Stock shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Preferred or Conversion Stock held by a Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

        2.2 RESTRICTIVE LEGEND. Each certificate representing (i) the Preferred,
(ii) the Conversion Stock and (iii) any other securities issued in respect of the Preferred or the Conversion Stock upon any Recapitalization, merger, consolidation or similar event shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred or the Common Stock in order to implement the restrictions on transfer established in this Section 2.

        2.3 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a


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transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by any of the Purchasers to any of its partners or members, or retired partners or members, or to the estate of any of its partners or members or retired partners or members, (iii) transfers to a Holder's family members or to trusts for the benefit of a Holder or a Holder's family members, or (iv) in the case of General Electric Capital Corporation ("GECC") or NBC, transfers to one or more affiliates within meaning of Rule 501(b) under the Securities Act, of GECC or NBC otherwise in compliance with this Agreement), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such Holder's expense by either (i) an unqualified written opinion of legal counsel, who shall be and whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such Holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

        2.4    REQUESTED REGISTRATION.

               (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to not less than 500,000 shares (appropriately adjusted for Recapitalizations) of Registrable Securities, or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000, the Company will:

                        (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                        (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after mailing of such written notice by the Company;


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provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 2.4:

                             (A) In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                             (B) Prior to December 31, 1999;

                             (C) During the period starting with the date sixty
(60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                             (D) After the Company has effected three such
registrations pursuant to this Section 2.4(a), and such registrations have been declared or ordered effective; or

                             (E) If the Company shall furnish to such Holders a
certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, in which case the Company's obligation to use its best efforts to register, qualify or comply under this Section 2.4 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Initiating Holders; provided that the Company may not exercise this right more than once in any twelve-month period.

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

               (b) Underwriting. In the event that a registration pursuant to
Section 2.4 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 2.4(a)(i). In such event, the right of any Holder to registration pursuant to Section 2.4 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 2.4, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 2.4, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to


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be underwritten, then the Company shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration; provided further, however, that if the number of shares of Registrable Securities to be included in such underwriting or registration is reduced to less than 75% of the aggregate number of shares of Registrable Securities originally requested for registration pursuant to Section 2.4(a), then such registration or underwriting shall not be counted as one of the two permitted requests for registration under Section 2.4(a)(D). No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

        2.5    COMPANY REGISTRATION.

               (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                        (i) promptly give to each Holder written notice thereof; and

                        (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after mailing of such written notice by the Company, by any Holder.

               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 2.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such


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underwriting by the Company. Notwithstanding any other provision of this Section
2.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (or exclude them entirely). The Company shall so advise all Holders and other holders distributing their securities through such underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting (after inclusion of all shares to be included by the Company) shall be allocated among all Holders requesting inclusion of Registrable Securities in such registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted such that (i) the number of Registrable Securities included in any such registration may not be reduced below twenty-five percent (25%) of the shares included in the registration, except for a registration relating to the Company's initial public offering from which all Registrable Securities may be excluded; and (ii) all shares that are not Registrable Securities and all shares that are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest one hundred (100) shares. If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

        2.6    REGISTRATION ON FORM S-3.

               (a) If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate offering price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this
Section 2.6 in any six (6) month period or in excess of three registrations under this Section 2.6. The substantive provisions of Section 2.4(b) shall be applicable to each registration initiated under this Section 2.6.



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               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.6: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Company, within ten (10) days of the receipt of the request of the initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, in which case the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder.

        2.7 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including standoff obligations, are subordinate to the rights of the Holders hereunder and would not reduce the amount of Registrable Securities of the Holders which may be included in a registration.

        2.8 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with (i) three registrations pursuant to Section 2.4, (ii) all registrations pursuant to Section 2.5, and (iii) all registrations pursuant to
Section 2.6 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

        2.9 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for


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at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed;

               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

               (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering;

               (e) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

        2.10   INDEMNIFICATION.

               (a) The Company will indemnify each Holder, each of its officers, directors, partners, members, accountants, legal counsel and agents, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any final registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any


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other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, accountants, legal counsel and agents, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, partners, members, accountants, legal counsel and agents, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any final registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however that the total amount payable in indemnity by a Holder under this Section 2.10(b) shall not exceed the net proceeds received by such Holder in the registered offering out which the obligation to indemnify under this Section 2.10(b) arises.

               (c) Each party entitled to indemnification under this Section
2.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, in which case the Indemnifying Party shall be relieved of its obligation under this Section 2.10 to the extent of such prejudice, and provided further that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        2.11 TERMINATION OF REGISTRATION RIGHTS. The rights granted pursuant to this Agreement, to the extent not earlier terminated by the terms hereof, shall terminate as to any Holder at such time as such Holder is able to sell publicly without registration all Registrable Securities then held by such Holder, if any, within a ninety (90) day period pursuant to Rule 144 under the Securities Act or a similar exemption.

        2.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

        2.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Purchaser owns any Restricted Securities, to furnish to the Purchaser forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

        2.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Purchasers under Sections 2.4, 2.5 and 2.6 may be assigned in connection with any transfer or assignment of Registrable Securities or the GECC Warrant by a Purchaser provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such transferee agrees to be bound hereby and (iii) either (A) such assignee or transferee is reasonably acceptable to Purchaser and acquires at least 250,000 shares of Preferred and/or Common Stock issued upon conversion thereof (appropriately adjusted for Recapitalizations) or options, warrants or convertible securities exercisable or exchangeable therefor, (B) such transferee is a family member of the Purchaser or a trust for the benefit of the Purchaser or a family member of the Purchaser, (C) if Purchaser is a partnership or limited liability company, such transferee is (w) a general partner or member or retired general partner or member of Purchaser, (x) such general partner or member or retired general partner's or member's spouse or siblings or the lineal descendants or ancestors of such general partner or member or retired partner or member or his spouse, (y) one or more trusts established for the benefit of any of the foregoing individuals, or (z) without limitation of the foregoing, with respect to WC Investors, LLC, such Transferee is Sam Zell, Sheli Z. Rosenberg, Rod F. Dammeyer, F. Philip Handy, Thomas F. Gaffney and Robert P. Saltsman or the spouse or siblings or lineal descendants or ancestors of any of the foregoing individuals or one or more trusts established for the benefit of any of the foregoing individuals (all of the individuals and trusts refereed to in clauses (w), (x), (y) and (z) being hereinafter referred to as "Partnership/LLC Transferees"), or (D) such transferee is a corporation, partnership, or limited liability entity and in such case, an affiliate (within the meaning of Rule 501(b) under the Securities Act) of GECC or NBC.

        2.15 STANDOFF AGREEMENT. Each Holder agrees in connection with the Company's initial public offering of the Company's securities that, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to publicly sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company in a public transaction (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided, that the officers and directors of the Company who own stock of the Company have also agreed to such restrictions.


                                    SECTION 3

        3.1 FINANCIAL INFORMATION. The Company will mail the following reports to each Purchaser for so long as such Purchaser is a holder of any Shares of Preferred or Common Stock issued upon conversion of the Shares of Preferred or of warrants or other convertible securities exercisable for or convertible into shares of Preferred or Common Stock:

                 (i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year and the budgeted figures for the fiscal year then reported, all in reasonable detail and audited by independent public accountants selected by the Company.

                (ii) As soon as practicable, and in any case within forty-five
(45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of income and an unaudited statement of cash flows, together with a comparison to the Company's budget and a statement of the Chief Financial Officer of the Company that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the fiscal quarter covered, subject to appropriate year end adjustments; and

               (iii) As soon as practicable and in any event no later than thirty (30) days after the close of each fiscal year of the Company, an annual operating budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish, within a reasonable time of its preparation, amendments to such annual budget, if any.

        3.2 INSPECTION RIGHTS. The Company shall permit each Purchaser holding at least 250,000 shares of Preferred (or shares of Common Stock issued upon conversion of the Preferred or any combination thereof or warrants or convertible securities exercisable for or convertible into at least 250,000 shares of Preferred and/or Common Stock), at such Purchaser's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all on reasonable notice and at such reasonable times as may be requested by such Purchaser. Shares held by an investor and its Partnership/LLC Transferees shall be aggregated for purposes of meeting the 250,000 minimum share requirement in this Section 3.2; provided, however, that in the case of such aggregation, the investor and all Partnership/LLC Transferees shall together designate one representative to exercise inspection rights pursuant to this Section 3.2.

        3.3 RULE 144A INFORMATION. The Company will provide each Purchaser, upon request and at such Purchaser's expense, with such reasonable written information as may be required in order to permit such Purchaser to resell any shares of the Company's stock pursuant to Rule 144A promulgated under the Securities Act.

        3.4 ASSIGNMENT OF RIGHTS. The rights granted pursuant to this Section 3 and Section 4 may not be assigned or otherwise conveyed by any Purchaser or by any subsequent transferee of any such rights without the prior written consent of the Company; provided, however, that any Purchaser may assign to any transferee, except for a competitor of the Company (as the Company may determine in its sole discretion), after giving notice to the Company, the rights granted pursuant to this Section 3 and Section 4 provided that such transferee agrees to be bound hereby and (i) acquires at least 250,000 shares of Preferred and/or Common Stock issued upon conversion of the shares of Preferred (appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) (or shares of Common Stock issued upon conversion of the Preferred or any combination thereof or warrants or convertible securities exercisable for or convertible into at least 250,000 shares of Preferred and/or Common Stock), (ii) is Partnership/LLC Transferee of a Purchaser, (iii) is another Purchaser or (iv) in the case of GECC or

NBC, is an affiliate within the meaning of Rule 501(b) of the Securities Act of the transferring Purchaser.

        3.5 TERMINATION OF RIGHTS. The rights set forth in this Section 3 shall terminate and be of no further force or effect at the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company to the public or (ii) such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.


                                    SECTION 4

                             RIGHT OF FIRST REFUSAL

        4.1 GENERAL. Each Purchaser and any party to whom such Purchaser's rights under this Section 4 have been duly assigned in accordance with Section
3.4 (each such Purchaser or assignee being hereinafter referred to as a "Rights Holder") shall have a right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below) of all (or any part) of any "New Securities" (as defined in Section 4.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of shares of Common Stock then held by such Rights Holder or issuable upon conversion of any Preferred Stock then held by such Rights Holder or upon exercise of the Benchmark Warrants, the WCI Warrants or the GECC Warrant, to (b) the total outstanding number of shares of Common Stock outstanding or issuable upon conversion of any outstanding Preferred Stock or upon exercise of the Benchmark Warrants, the WCI Warrants, and, without duplication, the GECC Warrant. Notwithstanding the foregoing, each Rights Holder's "Pro Rata Share" shall be increased in proportion to the maximum amount by which any single Rights Holder proposes to purchase more than its Pro Rata Share of the New Securities, calculated without regard to this sentence; provided, however, that if the total number of New Securities to be sold is insufficient to permit satisfaction of the so increased Pro Rata Shares of all Rights Holders, then each Rights Holder's Pro Rata Share shall be increased only to the extent that there are sufficient New Securities, and no Rights Holder shall be permitted to purchase more than its Pro Rata Share as so increased.

        4.2 NEW SECURITIES. "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term "New Securities" does not include:

                (i) up to 3,000,000 shares of the Company's Common Stock (and/or options or warrants therefor) issued after February 1, 1995 (and net of any repurchases) to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or plans approved by the Board of Directors of the Company;

               (ii) any securities issuable upon conversion of or with respect to any then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company or Common Stock or other securities issuable upon conversion thereof;

               (iii) any options, warrants or rights to purchase any securities of the Company outstanding on the date of this Agreement, including the Lender Warrant, the Benchmark Warrants, the WCI Warrants and the GECC Warrant, (collectively, "Derivative Securities") and any securities issuable upon the exercise or conversion of any Derivative Securities;

               (iv) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization in which each Right Holder's Pro Rata Share is not reduced;

                (v) securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act;

               (vi) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; or

               (vii) all shares of the Company's Series C Preferred Stock sold pursuant to the Series C Agreement, as it may be amended from time to time in accordance therewith and the Articles of Incorporation of the Company as in effect on the date hereof.

        4.3 PROCEDURES. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) days from the date of the sending of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice of the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such ten (10) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase.

        4.4 FAILURE TO EXERCISE. In the event that the Rights Holders fail to exercise in full the right of first refusal within such ten (10) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holders (provided that if the Company actually sells the New Securities at a price or upon general terms more favorable to the purchasers thereof, the Company shall retroactively adjust the price and terms of the New Securities sold to Rights Holders pursuant to the exercise of their rights under this Section 4.4 to be such more favorable terms). In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 4.

        4.5 TERMINATION OF RIGHTS. The rights set forth in this Section 4 shall terminate and be of no further force or effect at the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company to the public; (ii) such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; or (iii) with respect to a particular Rights Holder, at such time as such Rights Holder does not own at least 250,000 shares of Preferred and/or Common Stock issued upon conversion of the shares of Preferred and/or warrants or convertible securities exercisable for or convertible into at least 250,000 shares of Preferred and/or Common Stock (appropriately adjusted for stock split, stock dividend, stock splits, stock dividends, recapitalizations and the like). For purposes of calculating the 250,000 minimum share requirement in this Section 4.5(iii), shares held by an investor and its Partnership/LLC Transferee shall be aggregated.


                                    SECTION 5

                                  MISCELLANEOUS

        5.1 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of the State of California.

        5.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire under standing and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein and therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Registrable Securities may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof, except that any such waiver, modification or amendment which affects a Purchaser in a manner or to an extent more adverse than any other Purchaser shall require the prior written consent of such Purchaser.

        5.3 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser's address set forth in Exhibit A, or at such other address as such Purchaser shall have furnished to the Company in writing, (b) if to any other Holder, at such address as such Holder shall have furnished the Company in writing, or until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such shares who has so furnished an address to the Company, or (c) if to the Company, at the Company's principal place of business, addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Purchasers. Each such notice or other communication shall, unless otherwise expressly provided herein, be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

        5.4 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

        5.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

        5.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        5.7 PRIOR REGISTRATION RIGHTS AGREEMENT. Upon both (i) the execution of this Agreement by Investors holding (x) a majority of the Registrable Securities outstanding or deemed to be outstanding immediately prior to the Closing under the Series C Agreement, and (y) a majority of the Preferred Stock and Conversion Stock outstanding or deemed to be outstanding immediately prior to the Closing under the Series C Agreement, and (ii) the initial sale by the Company of any shares of Series C Preferred Stock, this Agreement shall supersede and replace the Prior Registration Rights Agreement, which shall be terminated and cease to have any further force or effect. This Agreement amends and restates in its entirety that certain Second Amended and Restated Investor Rights Agreement dated as of April 17, 1997.

        5.8 PRIOR PURCHASE AGREEMENTS. The Amendment to Series A Preferred Stock Purchase Agreement (the "Series A Amendment") dated as of December 21, 1995 by and between the Company and Toshiba Corporation (which superseded the provisions of Section 8 of the Series A Preferred Stock Agreement (the "Series A Agreement") executed as of February 1, 1995 by and between the Company and Toshiba Corporation) and Section 8 of the Series B Preferred Stock Purchase Agreement (the "Series B Agreement") dated as of December 21, 1995 among the Company and the persons and entities listed on the Schedule of Purchasers attached thereto as Exhibit A are hereby deemed null and void and are hereby replaced in their entirety by Section 4 of this Agreement. Except as expressly amended and modified hereby, the Series A Agreement and the Series B Agreement shall each continue in full force and effect in accordance with its terms. By execution of this Agreement, each Prior Investor hereby (a) consents to the issuance of the Series C Preferred Stock as contemplated by the Agreement and the Amended and Restated Articles of Incorporation, (b) waives its rights of first refusal pursuant to Section 8 of the Series B Agreement with respect to the Company's offer and sale of Series C Preferred Stock under the Series C Agreement, except to the extent of its purchase of Series C Preferred Stock that it has acquired prior to the date of this Agreement under the Series C Agreement, and (c) consents to the termination of the Series A Amendment and the amendment of the Series A Agreement and/or the Series B Agreement, as applicable, as contemplated herein.

        IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.


WINK COMMUNICATIONS, INC.

By: /s/ Mary Agnes Wilderotter
   ---------------------------------
Its: President and CEO
    --------------------------------


INVESTOR

see attached table
------------------------------------

By:
   ---------------------------------
Its:
    --------------------------------



NBC MULTIMEDIA, INC.



By: /s/ Martin J. Yudkovitz
   ---------------------------------
Its: President and CEO
    --------------------------------


                                                       INVESTOR RIGHTS AGREEMENT

                                    EXHIBIT A

                               SCHEDULE OF HOLDERS

Name and Address                      Registrable Securities
----------------                      ----------------------
                                SERIES A INVESTOR

Toshiba Corporation                   1,250,000 shares of Series A Preferred
Attn:  Hidetaka Yamamoto
Deputy General Manager
Business Planning
Advanced-I Group
1-1, Shibaura 1-Chome,
Minato-ku, Tokyo 105-01,
JAPAN

                               SERIES B INVESTORS

General Instrument Corporation        600,000 shares of Series B Preferred
2200 Byberry Road
Hatboro, PA 19040
Attn: Dan Moloney, Vice President

Scientific-Atlanta, Inc.              600,000 shares of Series B Preferred
1 Technology Parkway
Atlanta, GA  30092-2967
Attn:  General Counsel

Nippon Telegraph and Telephone        600,000 shares of Series B Preferred
  Corporation
19-2 Nishi-shinjuku 3-chome
Shinjuku-ku, Tokyo 163-19
JAPAN

Benchmark Capital Partners, L.P.      335,880 shares of Series B Preferred
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025
Attention:  Bruce Dunlevie

Benchmark Founders' Fund, L.P.        39,120 shares of Series B Preferred
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025
Attention:  Bruce Dunlevie



Jordan J. Breslow                     2,500 shares of Series B Preferred
Geoworks
960 Atlantic Ave.
Alameda, CA  94501

Deborah G. Dawson                     2,500 shares of Series B Preferred Stock
2355 Polk Street, Apt. 403
San Francisco, CA  94109

Christopher T. Del Sesto              5,000 shares of Series B Preferred Stock
44 Seaview Ave.
Cranston, RI  02905-3616

James H. Goldberger                   2,500 shares of Series B Preferred Stock
Geoworks
960 Atlantic Avenue
Alameda, CA  94501

Ira M. Hammer                         2,500 shares of Series B Preferred Stock
100 East Bellevue, Apt. # 14B
Chicago, IL  60611

Gary A. Jensen                        2,500 shares of Series B Preferred Stock
722 Santa Clara Ave. #E
Alameda, CA  94501

Paul Kagan                            2,500 shares of Series B Preferred Stock
126 Clock Tower Place
Carmel, CA  93923

Jonathan E. Kaplan                    2,500 shares of Series B Preferred Stock
Geoworks
960 Atlantic Avenue
Alameda, CA  94501

Arend Lijphart                        2,500 shares of Series B Preferred Stock
4276 Caminito Terviso
San Diego, CA  92122

Leland J. Llevano                     2,500 shares of Series B Preferred Stock
Geoworks
960 Atlantic Avenue
Alameda, CA  94501

Shininchi Makino                      2,500 shares of Series B Preferred Stock
Toshiba Corporation
Advanced-I Group
1-1, Shibaura 1-Chome,
Minato-ku, Tokyo 105-01,
JAPAN

Mayer Family Partners, a California   2,500 shares of Series B Preferred Stock
  Limited Partnership
1342 Reliez Valley Road
Lafayette, CA  94549
Attention:  Gordon Mayer

Sophia Mityagin                       2,500 shares of Series B Preferred Stock
3538 Larochelle Drive
Columbus, OH  43221

David W. Scarborough                  2,500 shares of Series B Preferred Stock
Geoworks
960 Atlantic Avenue
Alameda, CA  94501

Sadao Shirane                         2,500 shares of Series B Preferred Stock
Toshiba Corporation
Advanced-I Group
1-1, Shibaura 1-Chome,
Minato-ku, Tokyo 105-01,
JAPAN

Clive G. Smith                        5,000 shares of Series B Preferred Stock
P.O. Box 380790
Cambridge, MA  02238

Bobbie Valladon                       2,500 shares of Series B Preferred Stock
Geoworks
960 Atlantic Ave.
Alameda, CA  94501

WS Investment Company 96A             8,750 shares of Series B Preferred Stock
Arthur F. Schneiderman
Herbert P. Fockler
650 Page Mill Road
Palo Alto, CA  94304


Hidetaka Yamamoto                     2,500 shares of Series B Preferred Stock
Toshiba Corporation
Advanced-I Group
1-1, Shibaura 1-Chome,
Minato-ku, Tokyo 105-01,
JAPAN

General Instrument Corporation        550,000 shares of Common Stock in the event
181 West Madison, 49th Floor          registration rights are granted with respect to any
Chicago, IL  60602                    other shares of Common Stock
Attention:  Richard Smith

Venture Leading & Leasing, Inc.       Upon exercise of the Lender Warrant, 17,500 shares
Western Technology Investment         of Series B Preferred Stock*
2010 North First Street, Suite 310
San Jose, CA  95131
Attention:  Linda Smith

Benchmark Capital Partners, L.P.      Upon exercise of the Benchmark Warrants, 441,257
2480 Sand Hill Road, Suite 200        shares of Common Stock
Menlo Park, CA 94025
Attention:  Bruce Dunlevie

Benchmark Founders Fund, L.P.         Upon exercise of the Benchmark Warrants, 58,743
2480 Sand Hill Road, Suite 200        shares of Common Stock
Menlo Park, CA 94025
Attention:  Bruce Dunlevie



---------------------

* Registrable Securities only for purposes of Section 2 (excluding Sections 2.4, 2.6 and 2.7 thereof) of the Investor Rights Agreement.

                               SERIES C INVESTORS

WC Investors, LLC                                  Upon exercise of the WCI Warrant, 75,000
Two North Riverside Plaza, Suite 1900              shares of Common Stock
Chicago, IL 60606
Attention:  Phil Handy

WC Investors, LLC                                  375,000 shares of Series C Preferred Stock
Two North Riverside Plaza
Chicago, IL 60606
Attention:  Ellen Havdala

Benchmark Capital Partners, L.P.                   54,836 shares of Series C Preferred Stock
Benchmark Founders' Fund, L.P.
2480 Sand Hill Road
Menlo Park, CA 94025
Attention:  Bruce Dunlevie
General Partner

Toshiba Corporation                                250,000 shares of Series C Preferred Stock
1-1, Shibaura 1-Chome
Minato-ku, Tokyo 105-1
JAPAN
Attention:  Hidetaka Yamamoto
General Manager
Business Planning Advanced-I Group

Wells Fargo Bank, Trustee of the                   62,500 shares of Series C Preferred Stock
  Vision Service Executive Deferred
  Compensation Plan
Wells Fargo Bank, N.A.
420 Montgomery Street, 2nd Floor
San Francisco, CA  94104
Attention:  Peggy Cowen MAC #0101-021

AJ Trusts Partnership                              62,500 shares of Series C Preferred Stock
c/o Morton A. Pactor
Monte Vista Management Company
Stevenson Street, 9th Floor
San Francisco, CA 94105

Pace Communications, Inc.                          31,250 shares of Series C Preferred Stock
c/o Bonnie Hunter
1301 Carolina Street
Greensboro, NC 27401


Samuel Bronfman II Recipient                       62,500 shares of Series C Preferred Stock
Pour-Off Trust U/A/D March 1, 1989
Seagram Classics Wine Company
2600 Campus Drive, Suite 160
San Mateo, CA 94403

General Instrument Corporation                     62,500 shares of Series C Preferred Stock
GI Analog Network Systems Business Unit
2200 Byberry Road
Hatboro, PA 19040
Attention:  Dan Moloney, Vice President

Scientific-Atlanta, Inc.                           62,500 shares of Series C Preferred Stock
1 Technology Parkway
Atlanta, GA 30092-2967
Attention: General Counsel

GFI Company                                        375,000 shares of Series C Preferred Stock
Oklahoma Publishing Company
9000 N. Broadway, 10th Floor
Oklahoma City, OK  73114
Attention:  David Story

Dominique Trempont                                 12,500 shares of Series C Preferred Stock
5 Randall Place
Menlo Park, CA 94025

William K. Hooper, Jr.                             31,250 shares of Series C Preferred Stock
1845 Doris Drive
Menlo Park, CA 94025

Gregory D. Thatch                                  12,500 shares of Series C Preferred Stock
1730 I Street, Suite 220
Sacramento, CA  95814

Teresa A. Dial and Brian T. Burry                  18,750 shares of Series C Preferred Stock
Wells Fargo Bank
420 Montgomery Street, 12th Floor
San Francisco, CA  94104

Gerald J. Jeffry, DDS, Inc. Profit Sharing Plan    18,750 shares of Series C Preferred Stock
2730 Lone Tree Way, Suite 1
Antioch, CA  94509


Jeffry Family Trust U/A/D 2-19-76                  18,750 shares of Series C Preferred Stock
and Amended 5-15-95
Gerald J. Jeffry and Sheila C. Jeffry, Trustees
2730 Lone Tree Way, Suite 1
Antioch, CA  94509

General Electric Capital Corporation               625,000 shares of Series C Preferred Stock
  c/o Equity Capital Group
260 Long Ridge Road
Stamford, Connecticut  06927

Margaret & Richard Juang                           1,875 shares of Series C Preferred Stock
1211 St. Ann Drive
Erie, PA 16509

Barbara Weisser                                    1,875 shares of Series C Preferred Stock
RR4 Box 270; WilleyPoint
Oakland, ME 04963

Dennis J. Sullivan, Jr.                            5,000 shares of Series C Preferred Stock
Dan Pinger Public Relations
The Historic Cable House
2245 Gilbert Avenue
Cincinnati, OH  45206

David & Patricia Dabbert                           1,875 shares of Series C Preferred Stock
3009 Mayfield Way
Michigan City, Indiana 46360

Philip J. Wilderotter                              1,875 shares of Series C Preferred Stock
106 Pear Street
Oakhurst, NJ  07755

Corinne LeBovit                                    1,875 shares of Series C Preferred Stock
309 Branchlands Drive
Charlottesville, VA 22901

The Blinn Family Trust U/D/T Created               3,000 shares of Series C Preferred Stock
October 11, 1994, FBO The Blinn Family
5275 Cross Creek Lane
Reno, NV  89511

Anna-Marie Blinn                                   2,000 shares of Series C Preferred Stock
2101 Shoreline Dr. #496
Alameda, CA  94501


Barry S. Kassar Trustee, and                       2,500 shares of Series C Preferred Stock
Avra Kassar Trustee, the
Kassar Family Trust, UTD 5-4-88
2675 St Tropez Place
La Jolla, CA 92037

Don Catlin                                         1,875 shares of Series C Preferred Stock
12415 Rochedale Lane
Los Angeles, CA  90049

Eugene H. Felder, Jr. and Johanna S. Felder,       3,750 shares of Series C Preferred Stock
 Trustees of the Felder Family Trust,
 originally established July 24, 1984
2680 Park Avenue
Laguna Beach, CA  92651-2029

Hidetaka Nakahara                                  1,875 shares of Series C Preferred Stock
7018 Manila Avenue
El Cerrito, CA 94530

William A. Saupe, DDS and Marcella                 1,875 shares of Series C Preferred Stock
  S. Miranda, Tenants in Common
2416 Ashby Avenue
Berkeley, CA  94705

Sumie Matsushita                                   1,875 shares of Series C Preferred Stock
1-9-7 Nan-yodai
Hachioji-shi
Tokyo 192-03 JAPAN

Fereydoun Azarm                                    13,500 shares of Series C Preferred Stock
2280 Woodard Road
San Jose, CA  95124

Tom and Denise Morrison                            625 shares of Series C Preferred Stock
1700 Aubusson Court
Bakersfield, CA  93311

EGI-Wink Investors, L.L.C.                         250,000 shares of Series C Preferred Stock
Two North Riverside Plaza, Suite 1900
Chicago, IL 60606
Attention: Phil Handy

EGI-Wink Investors, L.L.C.                         Upon exercise of WCI Warrant, 50,000
Two North Riverside Plaza, Suite 1900              shares of Common Stock
Chicago, IL 60606
Attention: Phil Handy
